Exhibit 99.3

Script of Investor Conference Call July 18, 2022, 2:00 PT

[Conference Call Operator]

<introduces call>

[Jack Finks]

Thank you, operator, and good afternoon, everyone. Thank you for joining us today.

Before we begin, I’d like to remind you that various remarks that we make on this call are not historical and constitute forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act, including those about:

our vision and business model;

future financial and operating results;

expectations of future growth and reduction in burn rate;

future products, services, our product pipeline and their timing; and

investments in our infrastructure and operations.

It is difficult to accurately predict demand for our services and therefore our actual results could differ materially from our stated outlook. Statements on future company performance assume, among other things, that we don’t conclude any additional business acquisitions, investments, restructurings or legal settlements. We refer you to our most recent 10-Q, in particular to the section titled Risk Factors, for additional information on factors that could cause actual results to differ materially from our current expectations. These forward-looking statements speak only as of the date hereof.

As you listen to today’s conference call, we encourage you to have our press release available.

To supplement our consolidated financial statements, prepared in accordance with generally accepted accounting principles in the United States, or GAAP, we monitor and consider several non-GAAP measures. Non-GAAP measures may include: cost of revenue, gross profit, operating expense, including research and development, selling and marketing, and general and administrative, other income (expense), net, as well as net loss and net loss per share and cash burn.

We exclude from our non-GAAP operating results, as applicable, among other items: amortization of acquired intangible assets, acquisition-related stock-based compensation, post-combination expense related to the acceleration of equity grants or bonus payments in connection with the company’s business combinations, adjustments to the fair value of certain acquisition-related assets and liabilities, including contingent consideration, and acquisition-related income tax benefits.

We encourage you to review our GAAP to non-GAAP reconciliations, which are available in the Appendix of the slide deck, which you can access by visiting the investors section of the company’s website at ir.invitae.com.

Now, to preview today’s agenda… We will begin with our new chief executive officer, Ken Knight, discussing our leadership transition and strategic realignment we have just announced. Roxi Wen, our chief financial officer, will discuss our financial outlook with a high-level summary of Q2 preliminary results and updated guidance for 2022. Finally, Ken will close with some thoughts on our longer-term growth outlook and key takeaways on our go-forward vision before we turn it over for Q&A.

I’m now pleased to turn the call over to Ken Knight.

[Ken Knight]

Thanks, Jack—and hello, everyone. Thank you for joining us on short notice. We are of course here to discuss the Company’s realigned and more-focused platform approach, how we intend to execute on it, and our long-term promise and potential. But I’d like to say at the outset – and on a personal note – that I look forward to working with many of you in my new leadership capacity at Invitae.

Turning to today’s developments, I want to acknowledge that the actions we are taking are far-reaching and in many cases difficult given the impact on our organization. However, we are confident that a sharper, more disciplined -focus on the business lines and geographies will deliver an accelerated path to positive cash flow. This, in turn, will fuel future investment and drive shareholder value.

We are complementing this work with meaningful and accelerated reductions in our cost structure and cash burn appropriate to the realities of today and the longer-term. The sum total will be a focused, value-driven enterprise that will remain at the forefront of innovation and advancements in genomics.

Just a few words to start, regarding our leadership transition…

I am truly honored to take on the role of CEO and lead this incredible organization into the future. During the last two years as COO, I’ve had the privilege of working together with our talented team in support of our mission. This includes driving top-line growth, with a focus on higher margin business, while leading initiatives to deliver productivity and lower costs—including extensive work integral to today’s business realignment. Prior to joining Invitae, I spent more than 30 years leading companies through times of change, rapid growth, scaling and strategic expansion—all with a commitment to discipline and operational excellence. I’m excited to lead Invitae at this pivotal moment.

I am also pleased to welcome back Randy Scott as our chairman. Beyond being one of Invitae’s founders, Randy is a true pioneer in our industry and we will continue to benefit from his insights and experience. Together, we look forward to advancing the exceptional work of Invitae.

On behalf of my fellow Invitaens, I want to thank Sean for his inspirational leadership, his visionary drive in pursuit of something truly unique in healthcare. Personally, I thank Sean for his mentorship and his friendship throughout the past two years. Sean led us from a standing start to revenues approaching $500 million in only ten years, while simultaneously building a culture and community that always puts patients first. I am delighted that Sean will remain on the board of directors going forward.

Now, moving on to the key operational and financial topics.

The plan that we announced today follows an extensive top-down assessment of the company’s strengths and competitive position, current environment, and business and clinical imperatives. It became clear in our analysis that an accelerated realignment of the full organization will provide the best and necessary path forward to realize Invitae’s full potential as a leader in the genomics space.

First, at a high level, we are realigning our business to optimize our portfolio and focus on business lines and geographies that will generate sustainable margins as we approach being cash flow positive. This will be coupled with immediate cost-cutting initiatives, which will result in a leaner core operation.

Second, concurrent with our reduced footprint, our investment strategy will remain centered on creating a differentiated platform. In addition to seizing high-margin and high-growth opportunities through our testing business, we are committed to our digital offerings but with a more purposeful, methodical approach. In the near-term, this includes focusing on offerings and workflow tools that will provide value to our users and establish a strong relationship between patients and providers and our network. These initiatives are also expected to unlock new channels of business opportunities, and will bridge our continued development of genome management, where we believe the ultimate transformative opportunities lie.

Following the realignment, we plan to emerge with a focus on our unique, differentiated strengths in pursuit of three areas of integrated efforts:

1) The genetics testing business is nascent and possesses an immense market opportunity. It is, however, highly competitive. The technologies and capabilities are converging. We will now be moving forward in selective growth areas of the market with a reformed offering that is best suited to our strengths where we can win.

The result will be a more profitable, integrated testing business that will drive efficient growth and serve as an on-ramp to the Invitae data platform, maintaining robust support of the higher-margin, higher-growth testing opportunities among oncology, women’s health, rare disease and the emerging pharmacogenomics revolution.

2) Our second focus is the expansion and integration of key digital-health based technologies and services. These are intended to serve as a bridge from our current testing platform toward a differentiated model in genetic health that will make our services more accessible, stickier, and more economically beneficial to providers and partners of all sizes. These innovations are already under way and will bridge us to what we refer to as the era of genome management—hallmarked by a new standard in which genetic data is collected early, and often throughout a lifetime, to guide all wellness, medical and other healthcare decisions.

3) Finally, we’re firmly committed to our transformative growth strategy. We will continue to invest in, and build, the innovative, large-scale platform to support a two-sided marketplace, in which the patient and their data sit in the middle of the Healthcare ecosystem and benefit from the value created by individual and population-level data. Data that is housed and managed by Invitae as the trusted partner.

This will include investing in the tools, partnerships and applications that will define the emergence of genome management as a new category in healthcare, bringing to light undiscovered insights. Insights that will benefit biopharma companies, healthcare systems, payors, employers, wellness and digital health organizations, and most importantly patients.

We are confident that this three-part operational plan – focusing on our more profitable, integrated testing business, expanding digital-health based technologies, and committing to the growth potential of a two-sided marketplace – is the right strategy moving forward. It is the framework for Invitae’s next chapter. But we also know that the industry itself is dynamic and we will remain opportunistic within these three categories to flex and adapt as needed to optimize value.

Turning to our next slide, you can see that our growth and operating plan is complemented by an accelerated drive to rightsize our business.

This includes reducing our workforce and consolidating underutilized office and lab space. Based on the new portfolio focus, we have made the difficult decision to downsize the organization by more than 1,000 positions. These actions are expected to generate approximately $152 million in savings.

On this subject, let me take a moment to acknowledge that very difficult decisions have been made at all levels of our organization in support of the plan. These include decisions that impact our leadership team and many hard-working teammates who are greatly valued by our organization and have dedicated their time and efforts in support of our mission of transforming healthcare. It can’t be overstated how amazing our team is, and we will be doing all we can to support the transition of those who are directly impacted.

Second, we will be optimizing our portfolio to exit non-core or underperforming products and services that require substantial near term spend and are too far from generating meaningful cash flow. We anticipate savings of approximately $84 million associated with this effort. Examples of product lines to be exited include our distributed kit business in oncology and IVF in women’s health, among others.

Specific to the kit business, the largest single element of the projected savings, we are currently engaged with external consultants and advisors to assess the available options of a potential divestiture of those assets vs some alternative form of a wind down of that business.

We still believe that a distributed testing model offers advantages to some health systems and in some geographies. But, under the current capital market condition, we’ve determined that the logistics, the lack of common call points, and the difficulty of capturing data aren’t conducive to our long term strategy and financial objectives.

Third, while we have already implemented a heightened budgeting process over the past year, we will be taking additional action to scale back on third-party services and redundant spend. Approximately $67 million in savings is anticipated here.

Lastly, we will consolidate our geographic footprint. We have been operating in more than 100 countries and will be narrowing that to fewer than a dozen for the near term, focusing on geographies that generate the greatest impact and are best aligned with our long-term vision. We anticipate $23 million in savings generated from scaling back our geographic presence.

Together, we estimate that these moves will provide us with approximately $326 million of annualized run rate cash burn reduction, to be fully realized by the end of 2023. At the same time, in support of these initiatives, we anticipate incurring additional cash and non-cash expenses. Cash used for business realignment activities and severance is estimated to be approximately $75 to $100 million. And we expect additional non cash expenses to be recorded in the third quarter and in following quarters.

Now I’ll turn the call to Roxi to discuss financial implications of the realignment and our revised outlook on the near and longer term operation, Roxi.

[Roxi Wen]

Thank you, Ken.

As part of today’s announcement, we have released preliminary Q2 results, including our revenue, non-GAAP gross margin and cash burn.

Revenues grew to approximately $136 million in the second quarter, slightly below our previous expectations. However, we were greatly encouraged that our non-GAAP gross margin improved considerably to an estimated level of 39-40% in Q2, compared to 35-37% in the past several quarters. This improvement also maintained pace with the trajectory that we have been communicating since the beginning of the year.

Looking ahead, the strategic actions we are announcing today and will be implementing over the coming 12 to 18 months, including exiting multiple business lines and approximately 100 countries, will have an impact on the top-line trajectory of the business. The company will be streamlining over the coming months as we discontinue certain parts of our business and re-engage with customers and partners in new ways. At this stage, taking into account the expected lost revenues in the second half from the discontinued product lines, partially offset by the growth of our remaining products, we are now expecting flat growth in the second half of 2022, compared to the first half of the year.

As such, we are updating our 2022 full year revenue guidance as well: we now expect revenue to increase in the low double digits compared to our 2021 full year revenue of $460 million.

On non-GAAP gross margin, thanks to various margin improvement efforts since the beginning of the year and our realignment initiatives, we expect continued improvement in non-GAAP gross margin over the next two quarters and are looking to end the year in the range of 42-43%.

It is also important to note that the projected non-GAAP gross margin for 2022 excludes certain non-cash restructuring expenses that we expect to incur in the coming quarters as a result of the actions we are announcing today.

Moving on to our cash burn trajectory. In the second quarter, we successfully lowered our cash burn by almost another $20 million over the prior quarter, tracking well with our Q1 projections. This continued our recent downward trend on cash burn.

At this time, we are maintaining our previous 2022 cash burn guidance of $600-650 million, which now includes the majority of the cash required to implement the realignment initiatives. Looking ahead into next year, we anticipate our cash burn to be in the range of $225-275 million, a significant reduction of $325-425 million from 2022. And with these projections, we are confident that we would be able to extend our cash runway to the end of 2024.

Back to you, Ken.

[Ken Knight]

Thank you, Roxi.

Looking further out, we believe that 2023 will be a year of adjustment and consolidation as the year-over-year comparables will include noise from this realignment as certain lines of our business are exited and our cost savings are realized. We expect our revenue to find a base over the following 12 to 18 months and revenue will remain flat during this time. Once we move past the effects of this transition, we expect revenue to grow annually between 15-25% until we reach a point of cash flow breakeven.

Our objective is to continue fueling compelling top-line growth while maintaining a hyper-focus on achieving positive cash flow. The programs we are focusing on should enable a growing but efficient testing business while standing up the tools to attract patients and partners into our platform, ultimately putting us in a position to capitalize on higher growth and higher margin opportunities as the network grows.

Throughout this time we anticipate guidelines and best-practices will continue to evolve and medical genetics will be adopted as standard healthcare. At that point the true utility of our lifetime of care platform will start to take hold.

Before we open the call up for questions, let me share a few parting thoughts regarding today’s news and our future.

First and foremost, Invitae is a vibrant, innovative business at the center of perhaps the most exciting segment of healthcare to emerge in the past century. Founders including Sean and Randy had the vision to see where the value could and would be created. But in business, the only constant is the need for continuous change, and we are making the changes necessary to realize the value from the company’s core vision. Those include:

•	Realigning the operations, personnel and facilities across the company to match future spend with profitable growth opportunities;

•	Executing cost saving initiatives that bring down the overall spending and thereby extending our cash runway to the end of 2024;

•	Doubling down on our differentiated vision to enable the healthcare ecosystem to step into the era of genome management; and

•	Leveraging the experience of our leadership team to execute on the realignment and subsequent years of profitable growth, innovation and operational excellence.

We look forward to keeping you updated as we move ahead. This process will take time to complete and we will be making adjustments along the way as needed to reach our collective goals. That said, we are confident in the substantial opportunities that this plan will provide to all of our stakeholders.

Operator, I’d like to open it up for questions.

[Conference Call Operator]

<Asks participants if they have questions, followed by Q&A>

<At conclusion of Q&A:>

There are no further questions and I would like to turn the call back over to Mr. Ken Knight.

[Ken Knight]

Thank you all for joining the call today and for your support going forward. I am as excited as ever about the potential before us to deliver significant value to our stakeholders while continuing to play a transformative role in bringing genomics to modern medicine.

Good evening to everyone.